EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of August 1, 2011 (the “Effective Date”), by and between Performance Sports Brands, Inc., a Nevada corporation (the “Company"), and Matthew E Molloy (“Employee”) (collectively sometimes referred to herein as the “Parties” and individually sometimes referred to as a “Party”). Unless otherwise indicated, all references to Sections are to Sections in this Agreement.

WITNESSETH:

WHEREAS, the Company desires to obtain the services of Employee, and Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1. Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve the Company, as  its Chief Operating Officer and VP of Global Distribution (“Employment”) for a period of three years (3) years beginning on the Effective Date.  This Agreement is automatically renewable for successive one-year terms.  Employee or the Company shall provide the other with written notice of non-renewal at least thirty (30) days, but not more than sixty (60) days, before the end of the period of Employment.

2. Scope of Employment.

(a)  During the Employment, Employee will serve as Chief Operating Officer  & VP of Global Distribution of the Company. In that capacity, Employee will (i) devote his full-time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

(b)  Section 2(a) shall not be construed as preventing Employee from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises; provided that in no event shall any such service, business activity or investment require the provision of substantial services by Employee to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Employee's duties hereunder; and subject to Section 6.

3. Compensation and Benefits During Employment. During the Employment, the Company shall provide compensation to Employee as follows.

(a)           The Company shall pay Employee a monthly base salary of $10,416.67 and No/100s US Dollars ($125,000.00 USD (the “Base Salary”), payable in arrears in 26 semi-monthly installments and No/100s US Dollars ($5208.33.00 USD), payable on the 15th day and last day of each calendar month.

(b)           All customary withholding taxes and other employment taxes which the company is required by law to withhold and pay with respect to compensation paid by an employer to an employee shall be subtracted and withheld from all compensation paid by the company to Employee for services rendered by Employee to the Company.

(c)           In the event that the Company’s audited annual financial statements report Net income attributable to Performance Sports Brands, Inc. of $1 or more, The Company shall pay Employee an annual bonus equal to 10% of the employee’s annual base salary. The bonus shall be paid as a lump sum amount no later than 30 days subsequent to the audit report date.

(d)           The company shall issue to Employee 1,000,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) upon execution of this agreement. The shares are non-returnable and fully vested on the effective date of this agreement

(e)           The Company shall reimburse Employee for business expenses incurred by Employee in connection with the Employment in accordance with the Company’s then-current policies.

(f)           Employee will be entitled to participate in any health insurance or other employee benefit plan which the Company may adopt in the future.

(g)          As an officer of the Company, the Employee is not subject to the Company’s vacation, holiday or sick leave policies. However, Employee is entitled to un-accrued paid vacation per year and to such sick leave and paid holidays as are generally made available to the Company’s executive employees upon the discretion of the Board of Directors.

(h)           Employee will be entitled to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

4. Confidential Information.

(a)  The term “Confidential Information” shall mean any and all information concerning the business of the Company which Employee may receive or develop as a result of the provision of Services.  All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Company, its customers or principals, received or developed by Employee shall be the property of the Company and/or such parties.  Employee shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of Confidential Information.

(b)  Employee shall acknowledge that any unauthorized disclosure or use of Confidential Information by Employee may result in material damages to the Company and Employee shall consent to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by Employee.

(c)  Except as authorized by the Company, Employee will not: (a) duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information; (b) use the Company’s Confidential Information without the prior written consent of the Company; or (c) incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

(d)  Employee will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect all Confidential Information whether or not developed by Employee.

(e)  The restrictive obligations set forth above shall not apply to the disclosure or use of information which: (a) is or later becomes publicly known under circumstances involving no breach of this Agreement by Employee; (b) is lawfully made available to Employee by a third party having the right to disclose it to Employee without violation of any obligation to the Company; or (c) is required to be disclosed by Employee pursuant to legal process (e.g., a subpoena), provided that Employee notifies the Company immediately upon receiving or becoming aware of the legal process in question.

(f)  If Employee contends that any such information disclosed to him by the Company is in the public domain or was in the possession of Employee prior to such disclosure and not under an obligation of confidence, Employee will, within ten days of receipt by Employee of such disclosure give written notice of such contention to the Company, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which Employee or any other person has made use of such concept or information.  If Employee has not within ten days of receipt by Employee of such disclosure given such written notice to the Company, then it shall be conclusively presumed that all information communicated by the Company to Employee concerning the development originated with the Company and constitutes secret and confidential information and know-how.

(g)  Employee hereby certifies that he has not brought and will not bring with Employee to the Company or use while performing his duties for the Company any materials or documents of a former client of Employee which are not generally available to the public except the know-how to which the right to use has been duly licensed to the Company by such former client.  Employee understands that while engaged by the Company, Employee is not to breach any obligation of confidence or duty and Employee shall agree that he will fulfill all such obligations during his engagement with the Company.

(h)  No patent right or licenses shall be guaranteed by this Agreement and patent rights or licenses now or developed during the term of this Agreement shall be the property of the Company.  The disclosure of Confidential Information under this Agreement shall not result in any obligation for either party to grant any rights in its patent rights or confidential information, and no other obligations of any kind shall be assumed by or implied against either Party, except for those stated in this Agreement.

(i)  The provision of this section 4 shall survive the termination of this Agreement.

5.  Ownership of Intellectual Property.

(a)  The Company will be the sole owner of any and all of Employee’s Inventions that are related to the Company’s business, as defined in more detail below.

(b)  For purposes of this Agreement, “Inventions” means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c)  An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Employee (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Employee was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Employee for the Company.

(d)  Employee will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions.

(e)  Employee will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

(f)  To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire,” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Employee.   In some jurisdictions, Employee may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company.  In that case, if applicable law permits Employee to assign Employee’s Right(s) in future Company-Related Inventions at this time, then Employee hereby assigns any and all such Right(s) to the Company, without additional compensation to Employee; if not, then Employee agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Employee.

6.  Non-competition.  During the term of this Agreement, conditioned upon the Company’s performance of all of its obligations including but not limited to compensation obligations, Empoyee shall not directly or indirectly: (a) own, operate, manage, control, invest, participate in any manner or have any interest in; (b) act as an officer, director, agent, employee, advisor or consultant of; or (c) assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which is, a business that is the same or substantially similar to and/or competes with the business then engaged in by the Company (the “Competitive Entity”) anywhere in the United States (the “Territory”).  The restriction set out in the previous sentence shall not apply to the collective, direct or indirect, ownership by Employee of less than an aggregate of ten percent (10%) of the securities of any Competitive Entity, but only if such investment is of a totally passive nature and does not involve Employee devoting time to the management or operations of such Competitive Entity and Employee is not otherwise involved in the business of such Competitive Entity.

7. Legal Fees and Expenses.  In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Employee arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

8.  Successors.

(a)  This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns; and (ii) Employee and Employee’s heirs and legal representatives, except that Employee’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

(b)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, acquisition or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.  Arbitration.

(a)         Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration.  The arbitration shall take place before a single arbitrator, who will preferably but not necessarily be a lawyer but who shall have at least five years’ experience in working in or with the golfing or video productions industry.  Unless otherwise agreed by the parties, the arbitration shall take place in the city in which the Company’s principal office space is located at the time of the dispute or was located at the time of Termination of the Employment (if applicable).  The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

(b)         To protect inventions, trade secrets, or other confidential information of Section 4, and/or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

(c)         At the request of either party, the arbitrator may take any interim measures s/she deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

(d)         Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

10.	Termination.

This Agreement and the employment relationship created hereby will terminate (i) upon the disability or death of Employee under Section 11 (a) or 11(b); (ii) with cause under Section 11 (c); or (iii) without cause under Section 11(d).

(a)         Disability.  Company shall have the right to terminate the employment of Employee under this Agreement for disability in the event Employee is permanently disabled or disabled for a period exceeding ninety (90) consecutive days or ninety (90) days calculated on a cumulative basis during the term of this Agreement upon the Company giving at least thirty (30) days written notice of termination. In the event of termination upon disability Employee shall receive compensation pursuant to paragraph 12 (b) below.

(b)         Death. This Agreement will terminate on the Death of the Employee.

(c)         With Cause.  Company may terminate this Agreement at any time because of (i) the conviction of Employee of an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (ii) Employee’s gross negligence in the performance of his duties hereunder. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause.  The Company shall be responsible for the withholding of all taxes to the Internal Revenue Service as well as any and all other taxes payable in the United States including taxes payable to any state or local jurisdiction.

(d)         Without Cause.  (i) Employee may terminate this Agreement without cause upon thirty (30) days written notice to the Company; and (ii) the Company may terminate this Agreement without cause upon thirty (30) days written notice to Employee.

(e)         Relocation.  Employee will not be required or expected to relocate during the term of this Agreement.  If the Employee is required to relocate during the term of this agreement, or during any subsequent agreement, by the Company, or its Successors, the Employee shall be entitled to receive the compensation as stated in paragraph 12 (b).  For the purposes hereof, the word “relocate” shall be defined as meaning that the Company shall require the Employee to purchase, rent or lease a permanent residence more than fifty (50) miles from Employee’s current residence.

12.  Obligations of Company Upon Termination.

(a)         In the event of the termination of Employee’s employment pursuant to Section 11 (a), (b), (c) or (d)(i), Employee will be entitled only to the Cash and Common Stock earned by Employee hereunder as of the date of such termination.

(b)         In the event of termination of Employee’s employment pursuant to Section 11(d)(ii), Employee will be entitled to receive as severance pay, an amount equal to $62,500 for a termination at any time that this Agreement is in effect in addition to the Cash and Common Stock.

13.  Right to use Employee’s Name and Likeness.  Employee hereby grants the Company the right to use Employee’s name which is “Matthew E Molloy” and Employee’s likeness and/or biography in connection with the Services performed by Employee under this Agreement and in connection with the advertising or exploitation of any project with respect to which Employee performs services for the Company.

14.  Other Provisions.

(a)         All notices and statements with respect to this Agreement must be in writing.  Notices to the Company shall be delivered to the Secretary of the Company.  Notices to Employee may be delivered to Employee in person or sent to Employee’s then-current mailing address as indicated in the Company’s records.

(b)         This Agreement sets forth the entire agreement of the Parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c)         Any modification of this Agreement must be in writing and signed by all Parties; any attempt to modify this Agreement, orally or in writing, not executed by all Parties will be void.

(d)         If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e)         This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of California as applied to contracts made and carried out in California by residents of California.

(f)          No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g)         Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h)         This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

This Agreement contains provisions requiring binding arbitration of disputes.  By signing this Agreement, Employee acknowledges that Employee (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

Executed to be effective as of the Effective Date.

PERFORMANCE SPORTS BRANDS, INC.	EMPLOYEE

/s/ Michael F. Abram	/s/ Mathew E. Molloy
Michael F. Abram	Matthew E. Molloy
President